Exhibit 8.2

Paul, Hastings, Janofsky & Walker LLP
600 Peachtree Street, N.E.
Twenty-Fourth Floor
Atlanta, GA  30308
telephone  404-815-2400 ° facsimile 404-815-2424 ° www.paulhastings.com

November 28, 2008

TurboChef Technologies, Inc.
Six Concourse Parkway. Suite 1900
Atlanta, Georgia 30328

Ladies and Gentlemen:

This opinion is being delivered to you in connection with the filing of a registration statement (the “Registration Statement”) on Form S-4, which includes the Proxy Statement and Prospectus relating to the Agreement and Plan of Merger dated as of August 12, 2008 (the “Merger Agreement”), by an among The Middleby Corporation, a Delaware corporation (“Parent”), Chef Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and TurboChef Technologies, Inc., a Delaware corporation (the “Company”).  Pursuant to the Merger Agreement, the Company will merged with and into Merger Sub (the “Merger”).  Except as otherwise provided, capitalized terms not defined herein shall have the meanings set forth in the Merger Agreement.  All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”).

In connection with this opinion, we have examined such documents and matters of law and fact as we have considered appropriate, including the Registration Statement and the officers’ certificates provided by Parent and the Company as of the date hereof (the “Certificates”).  In rendering this opinion, we have assumed that all parties to the Merger Agreement and to any other documents examined by us have acted, and will act, in accordance with the terms of such Merger Agreement and documents and that the Merger will be consummated at the Effective Time pursuant to the terms and conditions set forth in the Merger Agreement without the waiver or modification of any such terms and conditions.  Furthermore, we have assumed that all representations contained in the Merger Agreement, as well as those representations contained in the Certificates, are,  and at the Effective Time will be, true, correct and complete without regard to any qualification as to knowledge or belief.  In addition, with your consent, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or conformed copies, and the authenticity of the originals of such latter documents.

November 28, 2008

On the basis of and subject to the foregoing, we are of the opinion that (a) for United States federal income tax purposes, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and (b) each of Parent, Merger Sub and the Company will be a “party to the reorganization” within the meaning of Section 368(b) of the Code.

This opinion addresses only the matters described above.  No opinion is expressed as to any other matter, including any other tax consequences of the Merger or any other transaction (including any transaction undertaken in connection with the Merger) under any foreign, federal, state or local tax law.

In the event any one of the statements, covenants, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures.  Our opinion is not binding upon the Internal Revenue Service or the courts, and the Internal Revenue Service is not precluded from successfully asserting a contrary position.  Furthermore, no assurances can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein.

This opinion is intended solely for the purpose of inclusion as an exhibit to the Registration Statement.  It may not be relied upon for any other purpose or by any other person or entity other than TurboChef Technologies, Inc. and its shareholders without our prior written consent.  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references therein to us.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Sincerely,

/S/ PAUL, HASTINGS, JANOFSKY & WALKER LLP